Exhibit 10.1

WALKER & DUNLOP, INC.

NON-EXECUTIVE DIRECTOR COMPENSATION RATES

(effective May 18, 2017)

The board of directors (the “Board”) of Walker & Dunlop, Inc. (the “Company”), adopted new compensation retainer rates for the Company’s non-employee Board members effective following the election of Board members at the Company’s May 18, 2017 annual meeting of stockholders.

The following represents a summary of the current annual retainer rates for non-employee Board members as well as for committee member and chairperson service and the Lead Director:

Compensation Component	Rate
Annual Retainer	$100,000 in cash and $100,000 in restricted stock (1)

Committee Chair Cash Retainers (2)	Audit-$25,000 Compensation-$25,000 Nominating & Corporate Governance-$15,000

Committee Member Cash Retainers	Audit-$10,000 Compensation-$10,000 Nominating & Corporate Governance-$5,000

Lead Director Annual Cash Retainer	$20,000

The Company also reimburses each of its Board members for his or her travel expenses incurred in connection with attendance at full Board and committee meetings.

(1)	The restricted stock vests on the one-year anniversary of the date of grant, subject to the non-executive director’s continued service on the Board.
(2)	Committee chairpersons will receive the Committee Chair Cash Retainer in lieu of a Committee Member Cash Retainer for service on the committee they chair.